Exhibit 99.1

FOR IMMEDIATE RELEASE

STERLING CONSTRUCTION COMPANY, INC. REPORTS

2015 SECOND QUARTER RESULTS

Expects Profitability in Second Half of 2015

THE WOODLANDS, TX – August 10, 2015 – Sterling Construction Company, Inc. (NasdaqGS: STRL) (“Sterling” or “the Company”) today announced financial results for the second quarter ended June 30, 2015.

Second Quarter 2015 Financial Results Compared to Second Quarter 2014:

•	Revenues were $177.4 million compared to $194.8 million;
•	Gross margin was 5.1% of revenues compared to gross margin of 6.4%;
•	General and administrative expenses as a percentage of revenues were 5.4% compared to 4.9%;
•	Operating loss was $0.2 million compared to operating income of $2.5 million;
•	Net loss attributable to Sterling common stockholders was $2.5 million compared to net income attributable to Sterling common stockholders of $1.2 million; and
•	Net loss per diluted share attributable to common stockholders was $0.13 compared to net earnings per diluted share attributable to common stockholders of $0.07.

Second Quarter 2015 Backlog Highlights:

•	Total backlog at June 30, 2015 was $743 million, down slightly since March 31, 2015 and up 2.2% from the backlog at June 30, 2014;
•	Total backlog at June 30, 2015 excluded $57 million of projects where the Company was the apparent low bidder but had not yet been awarded the contract; and
•	Gross margin for projects awarded in 2015 has increased to an average of approximately 8%.

Business Overview

Management believes that the comparison of second quarter 2015 results to the second quarter of 2014 are less meaningful than the comparison of second quarter 2015 results to the first quarter of 2015, which better demonstrates current operating trends, despite the typical seasonal fluctuations in construction activity that occur between the first two quarters.

Revenues for the second quarter of 2015 were $177.4 million compared to $117.7 million in the first quarter of 2015, which represented a 51% increase. While first quarter revenues are typically lower than second quarter due to seasonal factors, management views the substantial increase as a favorable trend given the record rainfall that impacted the Company’s Texas operations in the second quarter.

Gross profit of $9.1 million in the second quarter of 2015 was up from a reported gross loss of $6.8 million in the first quarter of 2015. Excluding a first quarter out-of-period adjustment made to certain projects, gross profit increased $13.2 million on a sequential quarterly basis.

General and administrative expenses were 5.4% of revenues in the second quarter of 2015 compared to 7.5% in the first quarter, excluding non-recurring employee severance costs, which occurred in both quarters.

Capital expenditures for the second quarter remained low at $2.1 million, increasing from $1.2 million in the first quarter of 2015. The run rate for capital expenditures through the first half of 2015 was well below 2014, when capital expenditure were $13.5 million for the full year, reflecting management’s tight control of capital spending and other cash items.

Financial Position at June 30, 2015:

•	Working capital totaled $31.1 million, including $14.3 million of cash and cash equivalents, and there was $1.3 million of availability under the Company’s new equipment-based credit facility; and
•	Tangible net worth was $66.6 million.

CEO Remarks

Paul J. Varello, Sterling’s CEO, commented, “Our second quarter results were in line with our expectations for material improvement over our first quarter performance and we expect to report a profitable second half driven by improvements in our estimating, project management and contract administration processes. The improved operating results demonstrate that our performance enhancement initiatives have begun to generate positive results. We expect these initiatives to continue to produce meaningful improvement going forward. During the second quarter, the majority of our ongoing projects, including those in Texas, reported profitable results, and contributed $3.7 million of adjusted EBITDA for the period. We accomplished this in spite of unfavorable weather throughout many of our geographies, particularly in Texas where record rainfall in May and June significantly reduced the number of working days.”

Mr. Varello continued, “All of our business units continue to win new awards at improved margins. We are particularly pleased with the sizeable projects that our Texas operation has been awarded, as reported in several recent announcements. We do not anticipate any slowdown in bidding for the balance of 2015 and 2016.”

“In early June we announced that we had successfully closed on a new asset-based credit facility that provides us with the flexibility to fund our ongoing operations and enhances our potential to grow. In addition to the new credit facility, an important element of our capital plan is the monetization of certain assets. In this regard, in August we expect to close on two transactions that will have a measurable impact on our liquidity. First, we expect to collect $7.3 million from the sale of a receivable related to a project we completed in Idaho. Secondly, we expect to complete the sale of a vacant parcel of property in Houston for $2.4 million. We plan to continue to consider the monetization of non-strategic assets in the next several quarters. We intend to use the proceeds from these sales to pay down debt and meet any current working capital needs.”

Mr. Varello concluded, “Looking ahead to the second half of 2015, we are on track to have positive net earnings. While revenues and backlog may be flat compared to 2014, we remain focused on bottom line profitability and are confident that we will be well-positioned for increased earnings in 2016 and beyond. We expect margins in backlog to increase by the end of this year to 7% or better as we work off lower margin projects and add new projects at higher margins. We anticipate that our general and administrative expense will remain in the range of 5.5% of revenues. In summary, we believe that Sterling is firmly on the path towards delivering improved profitability and shareholder value in the second half of 2015 and, to a greater degree, in 2016 and beyond.”

Conference Call

Sterling’s management will hold a conference call to discuss these results and recent corporate developments at 11:00 am ET/10:00 am CT, Tuesday, August 11, 2015. Interested parties may participate in the call by dialing (201) 493-6744 or (877) 445-9755 ten minutes before the conference call is scheduled to begin, and asking for the Sterling Construction call.

To listen to a simultaneous webcast of the call, please go to the Company’s website at www.strlco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days.

Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure projects in Texas, Utah, Nevada, Arizona, California, Hawaii, and other states where there are construction opportunities. Its transportation infrastructure projects include highways, roads, bridges, airfields and light rail. Its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, federal, state and local government funding, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions or to make voluntary additional disclosures of nonpublic information, whether as a result of new information, future events or otherwise.

Contact: Sterling Construction Company, Inc. Jennifer Maxwell, Director of Investor Relations 281-951-3560	Investor Relations Counsel: The Equity Group Inc. Fred Buonocore 212-836-9607 Linda Latman 212-836-9609

(See Accompanying Tables)

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$177,425	$194,806	$295,107	$329,343
Cost of revenues	(168,314)	(182,307)	(292,832)	(308,974)
Gross profit	9,111	12,499	2,275	20,369
General and administrative expenses	(9,598)	(9,507)	(21,201)	(17,991)
Other operating income (expense), net	325	(457)	2,086	599
Operating (loss) income	(162)	2,535	(16,840)	2,977
Interest income	69	189	432	531
Interest expense	(634)	(251)	(1,016)	(554)
Loss on extinguishment of debt	(240)	-	(240)	-
(Loss) income before income taxes and earnings attributable to noncontrolling interests	(967)	2,473	(17,664)	2,954
Income tax expense	(28)	(28)	(31)	(28)
Net (loss) income	(995)	2,445	(17,695)	2,926
Noncontrolling owners’ interests in earnings of subsidiaries	(1,547)	(1,245)	(1,839)	(1,520)
Net (loss) income attributable to Sterling common stockholders	$(2,542)	$1,200	$(19,534)	$1,406

Net (loss) earnings per share attributable to Sterling common stockholders:
Basic	$(0.13)	$0.07	$(1.03)	$0.08
Diluted	$(0.13)	$0.07	$(1.03)	$0.08

Weighted average number of common shares outstanding used in computing per share amounts:
Basic	19,269,977	17,942,124	19,040,870	17,308,551
Diluted	19,269,977	18,110,025	19,040,870	17,464,229

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share data)

	June 30, 2015	December 31, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$14,336	$22,843
Contracts receivable, including retainage	100,563	78,896
Costs and estimated earnings in excess of billings on uncompleted contracts	25,503	33,403
Inventories	5,767	7,401
Receivables from and equity in construction joint ventures	10,837	9,153
Other current assets	5,652	5,278
Total current assets	162,658	156,974
Property and equipment, net	80,813	87,098
Goodwill	54,820	54,820
Other assets, net	9,027	7,559
Total assets	$307,318	$306,451
LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$75,760	$66,792
Billings in excess of costs and estimated earnings on uncompleted contracts	35,137	25,649
Current maturities of long-term debt	5,019	965
Income taxes payable	27	1,868
Accrued compensation	10,274	5,169
Other current liabilities	5,304	4,207
Total current liabilities	131,521	104,650
Long-term liabilities:
Long-term debt, net of current maturities	33,260	37,021
Member’s interest subject to mandatory redemption and undistributed earnings	20,825	22,879
Other long-term liabilities	323	753
Total long-term liabilities	54,408	60,653

Equity:
Sterling stockholders’ equity:
Preferred stock, par value $0.01 per share; 1,000,000 shares authorized, none issued	-	-
Common stock, par value $0.01 per share; 28,000,000 shares authorized, 19,544,069 and 18,802,679 shares issued	195	188
Additional paid in capital	205,994	205,697
Retained deficit	(91,632)	(72,098)
Accumulated other comprehensive loss	(18)	(101)
Total Sterling common stockholders’ equity	114,539	133,686
Noncontrolling interests	6,850	7,462
Total equity	121,389	141,148
Total liabilities and equity	$307,318	$306,451

STERLING CONSTRUCTION COMPANY, INC. & SUBSIDIARIES

Non-GAAP Reconciliation

(Amounts in thousands)

(Unaudited)

This news release includes the measure “Adjusted EBITDA,” which is deemed a “non-GAAP financial measure” under the rules of the Securities and Exchange Commission, including Regulation G. This non-GAAP measure is calculated using GAAP amounts derived from our condensed consolidated financial statements. Adjusted EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of adjusted EBITDA may not be comparable to a similarly titled measure of other companies.

Adjusted EBITDA Reconciliation

Adjusted EBITDA is defined as net loss attributable to Sterling common stockholders, plus income tax expense, plus income tax expense, plus interest expense, plus depreciation and amortization, plus noncontrolling owners’ interests in earnings of subsidiaries and undistributed earnings related to members’ interest. We believe that certain investors consider adjusted EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. The following table provides a reconciliation of net loss attributable to Sterling common stockholders to adjusted EBITDA for the period indicated.

Three Months Ended June 30, 2015
Net loss attributable to Sterling common stockholders	$(2,542)
Income tax expense	28
Interest expense	634
Depreciation and amortization	4,116
2,236
Noncontrolling owners’ interests in earnings of subsidiaries and undistributed earnings related to members’ interest	1,504
Adjusted EBITDA	$3,740